                                                                                                                [LOGO]

January 22, 2004

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
Eloise.hale@bankofamerica.com

Bank of America prices $1 billion in 5-year senior notes

CHARLOTTE - Bank of America Corporation today priced a global offering of $1 billion in 5-year fixed-rate senior notes for sale in the United States and abroad.

The senior notes have a coupon interest rate of 3 3/8 percent per annum, payable semi-annually on February 17 and August 17 with the first interest payment on August 27, 2004. The notes mature on February 17, 2009.

These notes will be sold through underwriters led by Banc of America Securities LLC and include Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Blaylock & Partners, L.P., Credit Suisse First Boston, Fleet Securities, Inc., Goldman, Sachs & Co., Loop Capital Markets, LLC, Ramirez & Co., Inc. and The Williams Capital Group, L.P. Closing is scheduled for January 29, 2004.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

www.bankofamerica.com/newsroom

###